Exhibit 4.02

                                 TRUST AGREEMENT
                                SCANA CORPORATION
                           STOCK PURCHASE-SAVINGS PLAN

         THIS RESTATED AGREEMENT, by and between SCANA CORPORATION (the "Company"), a corporation organized under the laws of the State of South Carolina and having its principal office at Columbia, South Carolina, under the SCANA Corporation Stock Purchase-Savings Plan (the "Plan") effective January 1, 1999, and First Union National Bank of South Carolina ("First Union", or the "Trustee"), a banking corporation having its principal office in Greenville, South Carolina, is effective as of the 1st day of January, 1999.

                                   WITNESSETH:
         WHEREAS, the Company and The South Carolina National Bank ("SCNB") had executed an amended and restated Trust Agreement on December 7, 1989 pursuant to which SCNB served as trustee of the Plan; and
         WHEREAS, the Company did on November 19, 1991 deliver to SCNB in accordance with Section 2.5 of the above Trust Agreement written notice of prospective removal of trustee, the trust services of SCNB to be concluded as of the close of business on December 31, 1991; and
         WHEREAS, the Company thereafter appointed First Union to serve as Trustee of the Trust for the Plan effective January 1, 1992, which Plan and related Trust are intended to be and to be operated as a qualified Plan and Trust within the meaning of Section 401(a) of the Internal Revenue Code of 1986 as may be from time to time amended; and
         WHEREAS,  effective as of August 3, 1992, the Company  amended  Section
2.4 and Article VIII of the Trust Agreement to address Trustee responsibilities regarding the sale of Participant shares in the open market relative to changes made to the Plan effective as of August 3. 1992; and
         WHEREAS, effective as of January 1, 1997, the Company amended Sections 2.4, 3.5, 3.6, 3.9, 3.10 and Article VIII of the Trust Agreement to address fiduciary obligations of the Trustee;
         WHEREAS, effective as of January 1, 1999, the Company amended Sections 2.4, 3.2, 3.10 and Article VIII of the Trust Agreement to address the addition of investment options other than Company common stock to the Plan;
         NOW, THEREFORE, the Company, on behalf of itself and participating SCANA Corporation subsidiaries, and First Union as Trustee under this Trust Agreement hereby consent to the following Trust terms:

                                    ARTICLE I
                             ESTABLISHMENT OF TRUST

         1.1 The Company will, on behalf of itself and as agent for any participating subsidiary company, deliver or cause to be delivered from time to time to the Trustee contributions of employees of the Company and of any participating subsidiary, and contributions by the Company and by any participating subsidiary, pursuant to the Plan, all of which, together with the earnings, profits and increments thereon, without distinction between principal and income, shall constitute the trust fund hereby created and established. In accordance with directions from the Company to SCNB as the retiring trustee pursuant to notice issued in accordance with Section 2.5 of the Trust Agreement with SCNB dated December 7, 1989, First Union shall initially receive delivery of the trust fund and related records from SCNB to serve as successor Trustee as specified in the preamble provisions above.
         1.2 This trust shall be a part of the Plan and shall be administered for the exclusive purpose of providing benefits to Participants as defined in the Plan and their successors in interest in accordance with the provisions of the Plan the Internal Revenue Code of 1986 and of the Employee Retirement Income Security Act of 1974 (ERISA) and rules and regulations thereunder, as all may from time to time be amended.
         1.3 The Trustee, by executing this Trust Agreement, accepts the trust, and undertakes to hold, invest, distribute and administer the Fund in accordance with the provisions of this Agreement and agrees to be bound by the terms of the Plan applicable to it as well as of this Agreement.
         1.4 Notwithstanding references herein to the Plan, the duties and responsibilities of the Trustee shall be limited to carrying out the terms of this Agreement and the directions of the Company issued pursuant to this Agreement, and the Trustee shall be under no duty to seek contributions from the Company, or payments from any employee, or to compel acceptance by the Company of any subscription or offer to purchase or sell common stock of the Company.



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                                   ARTICLE II

                             CONCERNING THE TRUSTEE

         2.1 The Trustee shall have all powers necessary for performance of its duties under this Trust Agreement. 2.2 The Trustee shall be paid by the Company such compensation as shall from time to time be agreed upon by the Company and the Trustee.
         2.3 The Trustee may accept as the direction, act, statement, determination or interpretation of the Company any writing purporting to be such and signed by or on behalf of the Plan Administrator or by a person designated in writing by the Plan Administrator. In that the Plan Administrator is the SCANA Corporation Stock Purchase-Savings Plan Committee ("Committee") per
Section 15.1 of the Plan, and in that "The Committee delegates and assigns to the Plan Manager primary responsibility for management of the regular operations of the Plan" per Section 15.2 of the Plan, it is intended that the Plan Manager shall act on behalf of the Plan Administrator in virtually all matters concerning the Trustee.
         2.4 The Trustee shall have power and authority to sell or exchange such securities and to execute such proxies, powers of attorney, agreements and other documents as directed by the Plan Manager as a named fiduciary or as otherwise expressly required of the Trustee by the terms of the Plan. In addition to other circumstances, this power of authority shall specifically pertain to the sale of Participant shares of Company common stock in the open market on the New York Stock Exchange, directly or via an agent, in accordance with Plan sections 8.3,
8.9 and 8.10, effective August 3, 1992, pertaining to cash-option Withdrawals, Distributions, and fractional-share cash outs associated with either cash-option or share Withdrawals or Distributions, and in accordance with Plan section
9.2(l), also effective August 3, 1992, to provide funds to borrowing Participants as loan disbursements.
         2.5 The Trustee may resign at any time by delivering sixty days' written notice of its resignation to the Company, but the Company may agree to accept such resignation upon shorter notice. The Company may at any time remove the Trustee by delivering thirty days' written notice of such removal to the Trustee, but the Trustee may agree to removal upon shorter notice. The retiring Trustee shall deliver the Fund and related records to such successor trustee as designated and appointed by the Company.

                                   ARTICLE III

                         TRUST RECEIPTS AND INVESTMENTS

         3.1 All Deferrals and Contributions under the Plan shall be paid to the Trustee, who shall invest such amounts and earnings thereon as provided in
Article VI of the Plan, and account for all such amounts and earnings thereon. The Trustee shall not be responsible in any way for the collection of contributions provided for under the Plan.
         3.2 Effective for periods prior to January 1, 1999, all Employee Deferrals and Contributions made during any Plan year were invested entirely in SCANA Corporation common stock. Effective for periods on or after January 1, 1999, Employee Deferrals and Contributions made during any Plan year shall be invested according to the designation of each Participant in Investment Funds as established by the Plan Administrator. All Employer Contributions have been and shall be invested entirely in SCANA Corporation common stock. Except as otherwise provided in Section 3.10 of this Article, the Trustee shall not be deemed to have any discretionary investment powers in this regard, and as a result the Company shall, to the extent permitted by the Employee Retirement Income Security Act of 1974, indemnify the Trustee for any and all claims, losses, costs, expenses or other liabilities which the Trustee may incur or for which the Trustee may be held legally liable regarding the exclusive investment of Employer contributions in SCANA Corporation common stock or for following Participant direction in the investment of Employee Deferrals and Contributions in Investment Funds; the Company shall not, however, indemnify the Trustee for any claim, loss, cost, expense or other liability incurred with respect to investment in SCANA Corporation common stock or in other Investment Funds which is the result of the Trustee's gross negligence or recklessness.
         3.3 Company common stock shall be purchased by the Trustee as provided in Article VI of the Plan.
         3.4 Company common stock purchased by the Trustee shall be carried in the accounts of the Trustee at the cost thereof to the Trustee.
         3.5 The provisions of this Section 3.5 shall apply in the event a tender or exchange offer, including, but not limited to, a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, as from time to time amended and in effect (hereinafter, a "tender offer") for SCANA Corporation common stock is commenced by a person or persons. The Trustee shall have no discretion or authority to sell, exchange or transfer any of such shares pursuant to such tender offer except to the extent, and only to the extent, as provided in the Plan and this Trust Agreement. Each Participant (or Beneficiary) is, for purposed of this Section 3.5, hereby designated as a "named fiduciary" (within the meaning of ERISA) with respect to the shares of SCANA Corporation common stock credited to his account and shall have the right, to the extent of the number of whole shares of SCANA Corporation common stock credited to his account, to direct the Trustee in writing as to the manner in which to respond to a tender offer with respect to shares of SCANA Corporation common stock. The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary) such information as will be distributed to stockholders of the Company in connection with any such tender offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such shares of SCANA Corporation common stock. The instructions received by the Trustee from Participants (or
Beneficiaries) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including the Committee, officers or employees of the Company or an affiliate. If the Trustee shall not receive timely instructions from a Participant (or Beneficiary) as to the manner in which to respond to such a tender offer, the Trustee shall not tender or exchange any shares of SCANA Corporation common stock with respect to which such Participant (or Beneficiary) has the right of direction, and the Trustee shall have no discretion in such matter.

         3.6 Each Participant (or Beneficiary of a deceased Participant) is, for purposes of this Section 3.6, hereby designated as a "named fiduciary" (within the meaning of ERISA) with respect to the shares of SCANA Corporation common stock credited to his account and shall have the right to direct the Trustee with respect to the vote of the shares of SCANA Corporation common stock credited to his account, on each matter brought before any meeting of the stockholders of the Company. Before each such meeting of stockholders, the Company shall cause to be furnished to each Participant (or Beneficiary) a copy of the proxy solicitation material, together with a form requesting confidential directions to the Trustee on how such shares of SCANA Corporation common stock credited to such Participant's (or Beneficiary's) account shall be voted in each such matter. Upon timely receipt of such directions, the Trustee shall on each such matter vote as directed the number of shares (including fractional shares) of SCANA Corporation common stock credited to such Participant's (or Beneficiary's) Account, and the Trustee shall have no discretion in such matter. The instructions received by the Trustee from Participants (or Beneficiaries) shall be held in confidence and shall not be divulged or released to any person, including the Committee, officers or employees of the Company or an affiliate. The Trustee shall vote shares of SCANA Corporation common stock for which it has not received direction in the same proportion as directed shares are voted, and the Trustee shall have no discretion in such matter.

         3.7 The Trustee shall register Company common stock held by it hereunder in its own name or in the name of its nominee, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and may hold any other securities in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

         3.8 The Company will maintain records accurately reflecting the interest of each Participant in the Plan. 3.9 The Trustee shall purchase and sell shares of common stock, as directed by the Plan
Manager as a named fiduciary, in the open market at the current market price or in privately negotiated transactions at a price and upon such terms as directed by the Plan Manager as a named fiduciary of the Plan.

         3.10 With respect to amounts to be invested in Company common stock, the Trustee shall have the power to invest cash for short periods of time, not to exceed the period from the date the Trustee receives funds from the Company until the settlement date for purchases of Company common stock made by the Trustee as directed by the Plan Manager as a named fiduciary of the Plan, in interest-bearing deposits or money market obligations of the Trustee (where the Trustee is a federally-regulated bank) or otherwise with due prudence exercised as to safety, liquidity and rate of return.
         3.11 Loans may be made to the participants under Article IX of the Plan and this section provided such loans (a) are available to all such Participants on a reasonably equivalent basis, (b) are not made available to highly compensated Employees or officers in an amount greater than made available to other Participants, (c) are made in accordance with Article IX of the Plan, (d) bear a reasonable rate of interest and (e) are adequately secured. The Plan Manager and not the Trustee shall be responsible for the administration, processing and collection of loans. The Plan Manager may bring actions for collection of amounts due in the name of the Trustee.

                                   ARTICLE IV

                                  DISTRIBUTIONS

         The Trustee shall make distributions at such times and in such form as the Plan Manager may direct in writing.

                                    ARTICLE V
                              REPORTS AND ACCOUNTS

         5.1 The Trustee shall maintain true and accurate accounts of all transactions hereunder, which shall be subject to inspection and audit at any time by the Company or by auditors designated by the Company.
         5.2 Within sixty days after the end of each Plan Year, the Trustee shall prepare and deliver to the Plan Manager a statement, in such form as the Company shall prescribe, of its accounts and proceedings for the year. Each annual statement shall be certified as accurate by appropriate officers of the Trustee.

                                   ARTICLE VI
                                      TAXES

         6.1 The Trustee shall withhold and pay to the proper authorities any taxes required to be withheld by the Trustee or the Company from any distribution to or for the account of any Participant or with respect to any credit to the account of any Participant.
         6.2 The Trustee shall pay out of the Fund any taxes lawfully assessed upon the Fund or the earnings thereof or upon the Company with respect to the Fund or the earnings thereof.

                                   ARTICLE VII
                                FIDUCIARY DUTIES

         7.1 The Trustee shall not engage in any activity that would constitute a prohibited transaction as defined in the appropriate sections of the Internal Revenue Code, ERISA, related Regulations and any applicable South Carolina law.
         7.2 No person dealing with the Trustee shall be required to inquire into the decisions or authorities of the Trustee or to see to the application by the Trustee of any properties involved in such transactions; provided, that this provision shall not relieve any Plan fiduciary dealing with the Trustee from fulfilling his fiduciary duty. For the purposes of this Agreement, the "fiduciary duty" of the Plan fiduciaries (including the Trustee) shall include the duties specified by the Plan and in this Trust Agreement and all other duties imposed on plan fiduciaries under the Internal Revenue Code of 1986, ERISA, and any applicable South Carolina law, as all may from time to time be amended. The Trustee shall not be liable for the making, retention, or sale of any investment nor for any loss to or diminution of the trust fund, nor for any action it takes or refrains from taking, if at the direction of the Plan Manager.
         7.3 The Trustee shall not be liable for any expenses or liability hereunder unless due to or arising from its fraud, dishonesty, negligence, misconduct, or violation of the fiduciary standards of the Internal Revenue Code of 1986, ERISA, and any applicable South Carolina law, as all may from time to time be amended.
         7.4 The Trustee shall be under no duty to question any direction received from the Plan Manager or to make any suggestions to the Plan Manager in connection therewith, and the Trustee shall as promptly as possible comply with any direction given by the Plan Manager hereunder. The Trustee may consult with legal counsel of its choice, including counsel for or employed by the Company, upon any matter or question arising hereunder and shall be fully protected in acting in good faith upon advice received from such counsel.

                                  ARTICLE VIII
                    EXPENSES OF AND CHARGES AGAINST THE TRUST

         Expenses of and charges against the trust fund relating to the ordinary and necessary administration of the Plan and Trust shall be payable out of the Fund, unless paid by the Company. Prior to any payment from the Fund, the Trustee shall provide the Plan Manager with written notice of the amount of such expenses. If the Company does not pay such amount within ninety (90) days of delivery of such written notice, the Trustee shall be deemed authorized to deduct such amount from the Fund. To the extent the Company pays any administrative expenses directly, the Company may be reimbursed from the Fund, provided the Trustee is so directed, in writing, by the Plan Manager. Among the expenses encompassed by this section is reasonable compensation for the Trustee's services, which fees shall be agreed upon from time to time between the Company and the Trustee. If the Trustee and the Plan Manager mutually agree that the advice of legal counsel is needed on any legal matter involving the Trust, including the interpretation of this Trust, and mutually agreed upon legal counsel is retained, the counsel fees shall be paid out of the Fund unless directly paid by the Company. In all other cases, fees for legal counsel shall not be paid from the Fund or by the Company unless otherwise required by a court of competent jurisdiction.
         Effective as of August 3, 1992 with regard to the open market sales of Participant shares and fractional shares in accordance with Plan sections 8.3, 8.9, 8.10 and 9.2(l), those costs directly related to sale which by the terms of the Plan are to be borne by the Participants shall be so treated under Plan and Trust administration.

                                   ARTICLE IX
                                NON-ASSIGNABILITY

         Except to the extent permitted in the instance of a qualified domestic relations order as defined in Section 414(p) of the Code, no right or interest of any Participant or of any beneficiary of any Participant under this Agreement or in or to any part of the Trust hereby established shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, but excluding devolution by death or mental incompetency, and no right or interest of any such Participant or beneficiary shall be liable for, or subject to, any obligation or liability of such Participant or beneficiary.

                                    ARTICLE X
                            AMENDMENT AND TERMINATION
         10.1 The Company reserves the right at any time by written notice to the Trustee to amend the terms of this Agreement in any respect whatsoever, or to modify, suspend or terminate this Agreement. No such amendment, however, may permit any part of the trust fund to revert to the Company or to be used for or diverted to purposes other than the exclusive benefit of Participants or for the payment of taxes and such expenses as might be incurred which are obligations properly to be satisfied from the trust fund, except that Company contributions made to the Plan shall be returned to the Company if made by reason of a good faith mistake of fact. Applicable to the circumstance of return of Company contributions are the following rules:
         1. The amount returnable is the excess of the amount contributed by the Company over the amount that would have been contributed had there not occurred a mistake of fact.
         2. Earnings attributable to the excess contribution shall not be returned to the Company, but losses attributable thereto must reduce the amount to be returned.
         3. The return to the Company must be made within one year of the mistaken payment of the contribution. No such amendment, modification, suspension or termination shall have any retroactive effect, except that an amendment may be made retroactively which is necessary or advisable in the judgment of the Company to bring this Agreement into conformity with laws or regulations, or to qualify the Plan and this Agreement for tax exemption and the Company's contributions thereunder as deductible for tax purposes, or which does not reduce the accrued benefit for any Participant, or which is not otherwise contrary to any other applicable law.
         10.2 Unless sooner terminated, the Trust shall continue for such period of time as is required to accomplish the purposes for which it is established.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 A copy of the Plan is attached hereto and incorporated herein by reference. All terms used in this Agreement which are defined in the Plan shall have the meanings assigned to them in the Plan unless the context in which they are used clearly requires otherwise. In the event any matter arises in connection with the administration of the Trust which is not provided for in this Agreement, or in the event there is a conflict between the provisions of this Agreement and the provisions of the Plan, the Plan provisions shall be controlling.
         11.2 This Agreement shall be construed, administered and enforced according to the laws of the State of South Carolina except as superseded by laws of the United States.
         11.3 If any part of this  Agreement  shall be  found to be  invalid  or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof, but such part shall be fully separable, and this Agreement shall be construed and enforced as if such invalid or unenforceable matter had never been inserted herein.
         11.4 This Agreement shall be binding upon the parties and upon their successors and assigns.
         11.5 This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF,  this instrument has been executed this 15th day of
January, 1999.
                                SCANA CORPORATION

                       BY:    s/William B. Timmerman
                              William B.  Timmerman
                              Chairman of the Board and Chief Executive Officer


Attest:        s/Lynn M. Williams
           Lynn M.  Williams
            Corporate Secretary


                                     FIRST UNION NATIONAL BANK
                                     OF SOUTH CAROLINA, TRUSTEE

                               BY:    s/Sandy W. Thrasher
                                      Sandy W.  Thrasher
                                      Vice President and Trust Officer


Attest:        s/Deborah Prince
            Deborah Prince